Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated December 23, 2025 relating to the financial statements of Paloma Acquisition Corp I as of November 18, 2025 and for the period from August 19, 2025 (inception) through November 18, 2025, which includes an explanatory paragraph relating to Paloma Acquisition Corp I’s ability to continue as a going concern, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
January 29, 2026